Exhibit 99.1

NEWS RELEASE

Nabors Announces First Quarter 2021 Results

HAMILTON, Bermuda, April 28, 2021 /PRNewswire/ -- Nabors Industries Ltd. (“Nabors” or the “Company”) (NYSE: NBR) today reported first quarter 2021 operating revenues of $461 million, compared to operating revenues of $443 million in the fourth quarter of 2020. The net loss from continuing operations attributable to Nabors common shareholders for the quarter was $141 million, or $20.16 per share. This compares to a loss from continuing operations of $112 million, or $16.46 per share in the prior quarter. The fourth quarter included $162 million of pretax gains from debt exchanges and repurchases, partially offset by charges of $71 million mainly from asset impairments, for a net after-tax gain of $52 million, or $7.40 per share. Excluding the above unusual items, the net loss improved by $23 million, reflecting lower depreciation and interest expense.

Anthony G. Petrello, Nabors Chairman, CEO and President, commented, “Our first quarter results exceeded our expectations, as we maintained our strong execution across the portfolio. First quarter adjusted EBITDA of $108 million was in line with the strong fourth quarter. We benefitted from activity increases in our North American and International markets and our Drilling Solutions business improved significantly. Margins in our largest drilling businesses and Drilling Solutions were consistent with our expectations.

“We had an outstanding quarter in terms of free cash flow generation. We also made progress in cutting our total debt. The entire Nabors team deserves credit for this performance.

“During the first quarter, global oil inventories drew down further. This action contributed to the rise in commodity prices. Oilfield activity responded, with increases across markets. The Lower 48 land drilling market grew by 28% on average in the first quarter. Activity also strengthened during the quarter in international markets, notably for Nabors in Saudi Arabia and Latin America. As commodity markets rebalance, we expect continued increases in drilling activity both in the U.S. and internationally. In tandem with improved utilization, we would also expect pricing to generally increase in the second half of 2021.

“The quarterly growth in our Drilling Solutions segment was impressive. Revenue and adjusted EBITDA both increased sequentially by nearly 12%. We delivered continued growth in Performance Products, notably our SmartDRILLTM sequencing and process automation app, and Managed Pressure Drilling in our international markets. Drilling Solutions continues to gain market traction, while also helping drive the performance of our global drilling rig business.

“In summary, the growing global economy, combined with continued rebalancing of worldwide oil supply and demand, is supportive of commodity prices, which justify higher drilling activity. Nabors is well positioned to capitalize on this prospect.”

NEWS RELEASE

Consolidated and Segment Results

The U.S. Drilling segment reported $58.8 million in adjusted EBITDA for the first quarter of 2021, a 5% reduction from the prior quarter. For the quarter, Nabors’ average Lower 48 rig count, at 56, increased by almost three rigs, or 5%. Average daily margins in the Lower 48 narrowed, to $8,466, driven principally by the shift in mix towards rigs priced at current market rates. The U.S. Drilling segment’s rig count currently stands at 69, with 64 rigs in the Lower 48. Based on the Company’s current outlook, the second quarter average Lower 48 rig count is expected to increase by approximately six to seven rigs over the first quarter average. Nabors expects second quarter drilling margins to exceed $7,000, reflecting the continued migration of the fleet’s pricing to current market rates. In the second quarter, for the U.S. Offshore and Alaska operations, the Company expects adjusted EBITDA somewhat higher than the first quarter.

International Drilling adjusted EBITDA declined from the prior quarter by $1.9 million, to $62.6 million. The rig count averaged 65 rigs, a 4% increase from the fourth quarter. This improvement was driven primarily by the resumption of drilling rigs that had been temporarily idled in Saudi Arabia. Average margin per day was $12,917, a decline of approximately 4%, driven by the absence of early termination revenue realized in the fourth quarter.

The second quarter outlook for the International segment includes an increase of three to four rigs, mainly reflecting rig starts in Latin America and the full impact of the first quarter activity resumptions in Saudi Arabia. Sequentially, Nabors expects daily margins in the second quarter to soften by up to $500.

Canada Drilling reported adjusted EBITDA of $9.7 million. Rig count increased by 41% from the fourth quarter, as drilling activity reached its seasonal peak. Daily gross margin increased by more than $3,500 primarily driven by the stronger activity and a governmental wage subsidy. For the second quarter, following the seasonal activity peak, the Company expects an average rig count of slightly more than six rigs versus almost 14 in the prior quarter. This compares to just over two rigs in the second quarter of 2020.

In Drilling Solutions, adjusted EBITDA of $11.5 million increased by $1.2 million compared to the fourth quarter, due to increased volumes across services. The main contributors to the improvement were the performance drilling offerings and managed pressure drilling. The Company expects second quarter Drilling Solutions adjusted EBITDA to be in line with the first quarter.

In the Rig Technologies segment, first quarter adjusted EBITDA was a loss of $0.5 million, compared to adjusted EBITDA of $0.5 million in the fourth quarter. The decline was mainly due to a change in sales mix on capital equipment and parts. The Company expects second quarter adjusted EBITDA for Rig Technologies slightly above breakeven.

Free Cash Flow and Capital Discipline

Free cash flow, defined as net cash provided by operating activities less net cash used by investing activities, as presented in the Company’s cash flow statement, totaled $60 million in the first quarter after funding capital expenditures of $40 million. These results include the impact from semiannual interest payments on the Company’s senior notes, which are paid in the first and third quarters. The Company cut total debt by $70 million during the first quarter and reduced net debt, defined as total debt less cash, cash equivalents and short-term investments by $6 million. During the first quarter, the SANAD joint venture completed the distribution of approximately $50 million to each partner.

NEWS RELEASE

William Restrepo, Nabors CFO, stated, “Overall market activity has responded favorably to the improving macroeconomic conditions. We remain focused on our target markets, which value performance and technology. Our fleet of high-specification drilling rigs and our portfolio of innovative apps and services are uniquely positioned to serve this segment.

“The Lower 48 market continues to strengthen, as clients take advantage of the more favorable commodity price environment. As utilization increases, we would expect spot pricing to firm. We are further encouraged by the growth in our International activity and the progress we’ve made on Drilling Solutions.

“We remain firmly committed to cost and capital discipline, as demonstrated by our strong free cash flow generation in the most difficult quarter of the year. In addition to our continued cost and capital measures, robust collections from our customers provided a significant boost to our liquidity. We will maintain our discipline in the second quarter.”

Mr. Petrello concluded, “I am pleased with the first quarter results and our start to 2021. In particular, our free cash flow exceeded our own internal expectations. This solid performance validates our strategies aimed at the twin goals of generating free cash flow and improving leverage.

“We have also made progress on our commitment to reduce our carbon footprint. We continue to evaluate multiple technologies in the areas of carbon capture and sequestration, power management and storage, and emissions reduction. The initial results, both from field deployments and prototype testing, are promising.

“As we look to the future, we envision complementing our current portfolio of advanced digital solutions with more data intensity. Because the energy industry is a prodigious generator of data, we believe it is a prime candidate to benefit from such expertise.

“In the near term over the balance of 2021, we foresee market fundamentals continuing to improve. With this backdrop, I am confident that with outstanding execution and our portfolio of innovative technology, we will make substantial progress on our financial goals this year.”

About Nabors

Nabors (NYSE: NBR) owns and operates one of the world's largest land-based drilling rig fleets and provides offshore platform rigs in the United States and several international markets. Nabors also provides directional drilling services, tubular services, performance software, and innovative technologies for its own rig fleet and those of third parties. Leveraging advanced drilling automation capabilities, Nabors highly skilled workforce continues to set new standards for operational excellence and transform the industry.

Forward-looking Statements

The information included in this press release includes forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. Such forward-looking statements are subject to a number of risks and uncertainties, as disclosed by Nabors from time to time in its filings with the Securities and Exchange Commission. As a result of these factors, Nabors' actual results may differ materially from those indicated or implied by such forward-looking statements. The forward-looking statements contained in this press release reflect management's estimates and beliefs as of the date of this press release. Nabors does not undertake to update these forward-looking statements.

NEWS RELEASE

Non-GAAP Disclaimer

This press release presents certain “non-GAAP” financial measures.  The components of these non-GAAP measures are computed by using amounts that are determined in accordance with accounting principles generally accepted in the United States of America (“GAAP”).  Adjusted operating income (loss) represents income (loss) from continuing operations before income taxes, interest expense, earnings (losses) from unconsolidated affiliates, investment income (loss), (gain)/loss on debt buybacks and exchanges, impairments and other charges and other, net. Adjusted EBITDA is computed similarly, but also excludes depreciation and amortization expenses. In addition, adjusted EBITDA and adjusted operating income (loss) exclude certain cash expenses that the Company is obligated to make. Net debt is calculated as total debt minus the sum of cash, cash equivalents and short-term investments. Free cash flow represents net cash provided by operating activities less cash used for investing activities. Free cash flow is an indicator of our ability to generate cash flow after required spending to maintain or expand our asset base. Management believes that this non-GAAP measure is useful information to investors when comparing our cash flows with the cash flows of other companies. Each of these non-GAAP measures has limitations and therefore should not be used in isolation or as a substitute for the amounts reported in accordance with GAAP. However, management evaluates the performance of its operating segments and the consolidated Company based on several criteria, including adjusted EBITDA, adjusted operating income (loss), net debt, and free cash flow, because it believes that these financial measures accurately reflect the Company’s ongoing profitability and performance.  Securities analysts and investors also use these measures as some of the metrics on which they analyze the Company’s performance. Other companies in this industry may compute these measures differently.  Reconciliations of consolidated adjusted EBITDA and adjusted operating income (loss) to income (loss) from continuing operations before income taxes, net debt to total debt, and free cash flow to cash flow provided by operations, which are their nearest comparable GAAP financial measures, are included in the tables at the end of this press release.

Media Contact:  William C. Conroy, Vice President of Corporate Development & Investor Relations, +1 281-775-2423, or Kara Peak, Director of Corporate Development & Investor Relations, +1 281-775-4954.   To request investor materials, contact Nabors' corporate headquarters in Hamilton, Bermuda at +441-292-1510 or via e-mail mark.andrews@nabors.com

NABORS INDUSTRIES LTD. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (LOSS)

(Unaudited)

	Three Months Ended
	March 31,		December 30,
(In thousands, except per share amounts)	2021	2020	2020
Revenues and other income:
Operating revenues	$460,511	$718,364	$443,396
Investment income (loss)	1,263	(3,198)	3,342
Total revenues and other income	461,774	715,166	446,738

Costs and other deductions:
Direct costs	290,654	461,840	274,278
General and administrative expenses	54,660	57,384	53,719
Research and engineering	7,467	11,409	7,285
Depreciation and amortization	177,276	227,063	208,654
Interest expense	42,975	54,722	47,943
Impairments and other charges	2,483	276,434	71,328
Other, net	4,863	(17,110)	(151,377)
Total costs and other deductions	580,378	1,071,742	511,830

Income (loss) from continuing operations before income taxes	(118,604)	(356,576)	(65,092)
Income tax expense (benefit)	9,725	17,693	38,842

Income (loss) from continuing operations, net of tax	(128,329)	(374,269)	(103,934)
Income (loss) from discontinued operations, net of tax	19	(93)	55

Net income (loss)	(128,310)	(374,362)	(103,879)

Less: Net (income) loss attributable to noncontrolling interest	(8,776)	(17,465)	(4,358)
Net income (loss) attributable to Nabors	(137,086)	(391,827)	(108,237)
Less: Preferred stock dividend	(3,653)	(3,652)	(3,653)
Net income (loss) attributable to Nabors common shareholders	$(140,739)	$(395,479)	$(111,890)

Amounts attributable to Nabors common shareholders:
Net income (loss) from continuing operations	$(140,758)	$(395,386)	$(111,945)
Net income (loss) from discontinued operations	19	(93)	55
Net income (loss) attributable to Nabors common shareholders	$(140,739)	$(395,479)	$(111,890)

Earnings (losses) per share:
Basic from continuing operations	$(20.16)	$(56.72)	$(16.46)
Basic from discontinued operations	-	(0.01)	0.01
Total Basic	$(20.16)	$(56.73)	$(16.45)

Diluted from continuing operations	$(20.16)	$(56.72)	$(16.46)
Diluted from discontinued operations	-	(0.01)	0.01
Total Diluted	$(20.16)	$(56.73)	$(16.45)

Weighted-average number of common shares outstanding:
Basic	7,102	7,051	7,067
Diluted	7,102	7,051	7,067

Adjusted EBITDA	$107,730	$187,731	$108,114

Adjusted operating income (loss)	$(69,546)	$(39,332)	$(100,540)

NABORS INDUSTRIES LTD. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31,	December 30,
(In thousands)	2021	2020
	(Unaudited)
ASSETS
Current assets:
Cash and short-term investments	$417,561	$481,746
Accounts receivable, net	331,453	362,977
Assets held for sale	16,563	16,562
Other current assets	270,454	270,180
Total current assets	1,036,031	1,131,465
Property, plant and equipment, net	3,829,222	3,985,707
Other long-term assets	389,653	386,256
Total assets	$5,254,906	$5,503,428

LIABILITIES AND EQUITY
Current liabilities:
Current portion of debt	$-	$-
Other current liabilities	490,797	515,469
Total current liabilities	490,797	515,469
Long-term debt	2,898,879	2,968,701
Other long-term liabilities	341,109	319,610
Total liabilities	3,730,785	3,803,780

Redeemable noncontrolling interest in subsidiary	396,167	442,840

Equity:
Shareholders' equity	1,013,753	1,151,384
Noncontrolling interest	114,201	105,424
Total equity	1,127,954	1,256,808
Total liabilities and equity	$5,254,906	$5,503,428

NABORS INDUSTRIES LTD. AND SUBSIDIARIES

SEGMENT REPORTING

(Unaudited)

The following tables set forth certain information with respect to our reportable segments and rig activity:

	Three Months Ended
	March 31,		December 30,
(In thousands, except rig activity)	2021	2020	2020
Operating revenues:
U.S. Drilling	$142,299	$274,901	$134,129
Canada Drilling	20,989	25,591	14,824
International Drilling	246,838	337,110	245,093
Drilling Solutions	35,706	55,384	31,997
Rig Technologies (1)	25,748	42,150	27,357
Other reconciling items (2)	(11,069)	(16,772)	(10,004)
Total operating revenues	$460,511	$718,364	$443,396

Adjusted EBITDA: (3)
U.S. Drilling	$58,786	$101,809	$62,162
Canada Drilling	9,659	7,931	3,501
International Drilling	62,611	91,509	64,490
Drilling Solutions	11,458	19,439	10,262
Rig Technologies (1)	(533)	(3,178)	511
Other reconciling items (4)	(34,250)	(29,779)	(32,812)
Total adjusted EBITDA	$107,730	$187,731	$108,114

Adjusted operating income (loss): (5)
U.S. Drilling	$(23,336)	$(7,404)	$(26,215)
Canada Drilling	3,907	37	(2,501)
International Drilling	(18,632)	(4,147)	(35,462)
Drilling Solutions	4,710	10,549	(2,532)
Rig Technologies (1)	(2,569)	(8,151)	(2,031)
Other reconciling items (4)	(33,626)	(30,216)	(31,799)
Total adjusted operating income (loss)	$(69,546)	$(39,332)	$(100,540)

Rig activity:
Average Rigs Working: (6)
Lower 48	56.2	89.0	53.6
Other US	4.3	7.4	5.0
U.S. Drilling	60.5	96.4	58.6
Canada Drilling	13.7	16.8	9.7
International Drilling	64.8	86.7	62.6
Total average rigs working	139.0	199.9	130.9

Daily Rig Revenue:
Lower 48	$21,656	$27,199	$20,949
Other US	83,793	80,996	66,841
U.S. Drilling (8)	26,115	31,339	24,862
Canada Drilling	16,995	16,767	16,600
International Drilling	42,347	42,717	42,551

Daily Rig Margin: (7)
Lower 48	$8,466	$9,891	$9,541
Other US	54,974	43,756	44,811
U.S. Drilling (8)	11,803	12,497	12,548
Canada Drilling	8,160	5,694	4,633
International Drilling	12,917	13,471	13,486

(1)	Includes our oilfield equipment manufacturing, automated systems, and downhole tools.

(2)	Represents the elimination of inter-segment transactions related to our Rig Technologies operating segment.

(3)	Adjusted EBITDA represents income (loss) from continuing operations before income taxes, interest expense, depreciation and amortization, earnings (losses) from unconsolidated affiliates, investment income (loss), impairments and other charges and other, net. Adjusted EBITDA is a non-GAAP financial measure and should not be used in isolation or as a substitute for the amounts reported in accordance with GAAP. In addition, adjusted EBITDA excludes certain cash expenses that the Company is obligated to make. However, management evaluates the performance of its operating segments and the consolidated Company based on several criteria, including adjusted EBITDA and adjusted operating income (loss), because it believes that these financial measures accurately reflect the Company’s ongoing profitability and performance. Securities analysts and investors use this measure as one of the metrics on which they analyze the Company’s performance. Other companies in this industry may compute these measures differently. A reconciliation of this non-GAAP measure to income (loss) from continuing operations before income taxes, which is the most closely comparable GAAP measure, is provided in the table set forth immediately following the heading "Reconciliation of Non-GAAP Financial Measures to Income (loss) from Continuing Operations before Income Taxes".

(4)	Represents the elimination of inter-segment transactions and unallocated corporate expenses.

(5)	Adjusted operating income (loss) represents income (loss) from continuing operations before income taxes, interest expense, earnings (losses) from unconsolidated affiliates, investment income (loss), impairments and other charges and other, net. Adjusted operating income (loss) is a non-GAAP financial measure and should not be used in isolation or as a substitute for the amounts reported in accordance with GAAP. In addition, adjusted operating income (loss) excludes certain cash expenses that the Company is obligated to make. However, management evaluates the performance of its operating segments and the consolidated Company based on several criteria, including adjusted EBITDA and adjusted operating income (loss), because it believes that these financial measures accurately reflect the Company’s ongoing profitability and performance. Securities analysts and investors use this measure as one of the metrics on which they analyze the Company’s performance. Other companies in this industry may compute these measures differently. A reconciliation of this non-GAAP measure to income (loss) from continuing operations before income taxes, which is the most closely comparable GAAP measure, is provided in the table set forth immediately following the heading "Reconciliation of Non-GAAP Financial Measures to Income (loss) from Continuing Operations before Income Taxes".

(6)	Represents a measure of the average number of rigs operating during a given period. For example, one rig operating 45 days during a quarter represents approximately 0.5 average rigs working for the quarter. On an annual period, one rig operating 182.5 days represents approximately 0.5 average rigs working for the year.

(7)	Daily rig margin represents operating revenue less operating expenses, divided by the total number of revenue days during the quarter.

(8)	The U.S. Drilling segment includes the Lower 48, Alaska, and Gulf of Mexico operating areas.

NABORS INDUSTRIES LTD. AND SUBSIDIARIES

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES TO

INCOME (LOSS) FROM CONTINUING OPERATIONS BEFORE INCOME TAXES

(Unaudited)

	Three Months Ended
	March 31,		December 30,
(In thousands)	2021	2020	2020
Adjusted EBITDA	$107,730	$187,731	$108,114
Depreciation and amortization	(177,276)	(227,063)	(208,654)
Adjusted operating income (loss)	(69,546)	(39,332)	(100,540)

Investment income (loss)	1,263	(3,198)	3,342
Interest expense	(42,975)	(54,722)	(47,943)
Impairments and other charges	(2,483)	(276,434)	(71,328)
Other, net	(4,863)	17,110	151,377
Income (loss) from continuing operations before income taxes	$(118,604)	$(356,576)	$(65,092)

NABORS INDUSTRIES LTD. AND SUBSIDIARIES

RECONCILIATION OF NET DEBT TO TOTAL DEBT

	March 31,	December 30,
(In thousands)	2021	2020
	(Unaudited)
Current portion of debt	$-	$-
Long-term debt	2,898,879	2,968,701
Total Debt	2,898,879	2,968,701
Less: Cash and short-term investments	417,561	481,746
Net Debt	$2,481,318	$2,486,955

NABORS INDUSTRIES LTD. AND SUBSIDIARIES

RECONCILIATION OF FREE CASH FLOW TO

NET CASH PROVIDED BY OPERATING ACTIVITIES

(Unaudited)

	Three Months Ended
	March 31,		December 30,
(In thousands)	2021	2020	2020
Net cash provided by operating activities	$79,490	$59,162	$101,855
Less: Net cash used for investing activities	(19,119)	(50,773)	(36,115)
Free cash flow	$60,371	$8,389	$65,740

Free cash flow represents net cash provided by operating activities less cash used for investing activities. Free cash flow is an indicator of our ability to generate cash flow after required spending to maintain or expand our asset base. Management believes that this non-GAAP measure is useful information to investors when comparing our cash flows with the cash flows of other companies. This non-GAAP measure has limitations and therefore should not be used in isolation or as a substitute for the amounts reported in accordance with GAAP. However, management evaluates the performance of the consolidated Company based on several criteria, including free cash flow, because it believes that these financial measures accurately reflect the Company's ongoing profitability and performance.